EMPIRE RESOURCES, INC.

Exhibit 99.1

Empire Resources Reports Results for Full Year and Fourth Quarter of 2015

•	Net Sales for fourth quarter are $97.0 Million; Full Year sales are $521.7 Million

•	Operating Income Totals $0.8 Million for fourth quarter; Full year Operating Income is $8.3 million

•	GAAP Net Income per Diluted Share Is $0.20; Non-GAAP Net Income per Diluted Share Is $0.06

Fort Lee, NJ, March 30, 2016 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the fourth quarter of 2015 were $97.0 million, compared with $138.1 million in the fourth quarter of 2014, a decrease of $41.0 million. This decrease was driven by lower metal prices and the decreased sales in Brazil.

Gross profit for the fourth quarter of 2015 was $4.7 million, or 4.8% of sales, compared with $5.5 million, or 4.0% of sales, in the fourth quarter of 2014.

Operating income for the fourth quarter of 2015 was $0.8 million, compared with $2.3 million for the fourth quarter of 2014, which was negatively impacted by an increase to our reserve for bad debt and reduced sales for the quarter.

Net interest expense for the fourth quarter of 2015 was $1.3 million compared with $1.1 million in the fourth quarter of 2014, as the average borrowings for the fourth quarter of 2015 were approximately $13 million higher than the fourth quarter of 2014.

The Company recognized a non-cash non-operating gain of $0.6 million in the fourth quarter of 2015 related to the change in fair market valuation of the derivative feature of its convertible subordinated note.  That compares with a non-cash non-operating gain of $1.1 million in the fourth quarter of 2014.

Fair value accounting requires that changes in derivative liabilities related to the Company's convertible notes be charged or credited to income during each accounting period. The changes in valuation have several drivers, primary among them is the change in the Company's stock price, with increases in the stock price causing losses, increasing the value of the derivative liability, while decreases in the stock price produce gains, reducing the value of the derivative liability. Such losses are not tax deductible, and likewise any recoveries of such losses are not taxable upon recovery.

Non-GAAP net income for the fourth quarter of 2015, excluding the effect of the change in fair market valuation of the derivative liability and the associated tax treatment, was $(0.5) million, or $(0.06) per diluted share, compared with $0.7 million, or $0.06 per diluted share, in the fourth quarter of 2014.

On a GAAP basis, the Company reported net income for the fourth quarter of 2015 of $35.0 thousand, or $0.00 per diluted share, compared with a net gain of $2.0 million, or $0.09 per diluted share, in the fourth quarter of 2014.

For full year 2015, net sales were $521.7 million and net income was $2.8 million, or $0.20 per diluted share, on a GAAP basis, and $1.3 million, or $0.06 per diluted share, on a non-GAAP basis. For the full year 2014, net sales were $582.3 million and net income was $3.7 million, or $0.41 per diluted share, on a GAAP basis, and $5.0 million or $0.55 per diluted share, on a non-GAAP basis.

The Company uses the non-GAAP measures internally, which exclude the effect of the non-cash non-operating gains and losses due to the quarterly changes in the valuation of the derivative liability, to evaluate its operating performance and believes that this is a useful measure also used by investors.

Nathan Kahn, President and CEO, commented, "2015 was a challenging year, however, we moved ahead constructively in several areas. Our effort to reduce inventory resulted in an improvement of $34 million year on year and our bank debt was reduced $61 million year on year. Our purchase of a new, larger Baltimore County distribution facility in the fourth quarter of 2015 will reduce our outside storage costs going forward and increase our efficiency in servicing our customers. Our effort to expand our footprint in Europe is continuing and we expect to see positive results during 2016."

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand, Europe and Latin America. The Company maintains supply contracts with mills in various parts of the world.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company discloses non-GAAP net income, because management uses this supplemental non-GAAP financial measure to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals. In addition, the Company believes investors already use this non-GAAP measure to monitor the Company's performance. Non-GAAP net income is defined by the Company as net income excluding non-cash, non-operating changes in value of derivative liability related to the conversion option on its convertible debt.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measure discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of non-GAAP to GAAP net income is set forth in the table below.

The Company believes that providing this information assists investors in understanding the Company's operating performance and the methodology used by management to evaluate and measure such performance.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company's competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company's failure to grow internally or by acquisition and (xiii) the Company's failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT: David Kronfeld, +1 917-408-1940, kronfeld@empireresources.com

Consolidated Statements of Income

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)
Net sales	$97,047	$138,080	$521,736	$582,279
Cost of goods sold	92,393	132,549	498,881	555,777
Gross profit	4,654	5,531	22,855	26,502
Selling, general and administrative expenses	3,887	3,215	14,519	13,815
Operating income	767	2,316	8,336	12,687
Interest expense, net	1,335	1,128	6,000	4,351
(Loss)/income before other expenses	(568)	1,188	2,336	8,336
Other expenses
Change in value of derivative liability	608	1,126	1,792	(1,113)
Loss on sale of property and equipment	(244)		(244)	-
Loss related to extinguishment of debt converted into common stock	-		-	(164)
(Loss)/income before income taxes	(204)	2,314	3,884	7,059
Income taxes	(239)	340	1,075	3,325
Net income	$35	$1,974	$2,809	$3,734
Weighted average shares outstanding:
Basic	8,882	8,956	8,669	8,768
Diluted	8,911	12,069	11,685	9,030
Earnings/(loss) per share:
Basic	$0.00	$0.22	$0.32	$0.43
Diluted	$0.00	$0.09	$0.20	$0.41

Non-GAAP Consolidated Statements of Income (In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

GAAP (loss)/income before income taxes	(204)	2,314	3,884	7,059
Elimination of the change in value of derivative liability	(608)	(1,126)	(1,792)	1,113
Non-GAAP net (loss)/income before taxation	(812)	1,188	2,092	8,172
Income taxes	(317)	463	816	3,187
Non-GAAP net (loss)/income	$(495)	$725	$1,276	$4,985
Weighted average shares outstanding:
Basic	8,882	8,956	8,669	8,768
Diluted	8,911	12,069	11,685	9,030
Non-GAAP (loss)/earnings per share:
Basic	$(0.06)	$0.08	$0.15	$0.57
Diluted	$(0.06)	$0.06	$0.06	$0.55

Consolidated Balance Sheets (In thousands except share and per share amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$7,315	$1,130
Trade accounts receivable (less allowance for doubtful accounts of $1,190 and $562)	60,525	89,693
Inventories	157,025	192,064
Deferred tax assets	5,101	3,911
Advance to supplier, net of imputed interest of $66	-	3,277
Other current assets, including derivatives	10,601	18,605
Total current assets	240,567	308,680
Preferential supply agreement, net	-	321
Long-term financing costs, net of amortization	629	1,024
Property and equipment, net	7,340	4,258
Total assets	$248,536	$314,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$139,146	$201,088
Current maturities of mortgage payable	265	-
Subordinated convertible debt net of unamortized discount of $216	10,784	-
Trade accounts payable	35,741	42,626
Income taxes payable	2,092	4,190
Accrued expenses and derivative liabilities	6,177	4,137
Derivative liability for embedded conversion option	942	-
Dividends payable	213	449
Total current liabilities	195,360	252,490

Subordinated convertible debt net of unamortized discount of $803	-	10,197
Derivative liability for embedded conversion option	-	2,734
Mortgage payable, net of current maturities	4,969	-
Deferred taxes payable	8	51
Total liabilities	200,337	265,472

Commitments (Note R)

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at December 31, 2015 and 2014	117	117
Additional paid-in capital	13,037	13,678
Retained earnings	42,749	40,805
Accumulated other comprehensive loss	(666)	(334)
Treasury stock, 3,218,691 and 2,843,717 shares at December 31, 2015 and 2014, respectively	(7,038)	(5,455)
Total stockholders' equity	48,199	48,811

Total liabilities and stockholders' equity	$248,536	$314,283

See notes to consolidated financial statements

Consolidated Statements of Cash Flows (In thousands)

	Year Ended December 31,
	2015	2014
Cash flows - operating activities:
Net income	$2,809	$3,734
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	737	598
Loss on sale of property and equipment	244	-
Change in value of derivative liability	(1,792)	1,113
Amortization of convertible note discount	586	481
Imputed interest on vendor advance	(56)	(177)
Loss related to extinguishment of debt converted into common stock	-	164
Provision for doubtful accounts	649	31
Amortization of supply agreement	321	321
Deferred income taxes	(1,233)	(448)
Foreign exchange loss and other	676	455
Stock-based compensation	-	630
Changes in:
Trade accounts receivable	27,793	(37,867)
Inventories	33,898	(53,304)
Other current assets	7,986	(12,533)
Trade accounts payable	(6,866)	(1,421)
Income taxes payable	(2,089)	2,156
Accrued expenses and derivative liabilities	2,123	1,409
Net cash provided by/(used in) operating activities	65,786	(94,658)
Cash flows - investing activities:
Repayment related to supply agreement	3,333	3,333
Proceeds from sale of property and equipment	3,768	-
Purchases of property and equipment	(7,278)	(430)
Net cash (used in) /provided by investing activities	(177)	2,903
Cash flows - financing activities:
(Repayment of)/proceeds from notes payable – banks	(61,078)	94,126
Proceeds from mortgage loan for new warehouse	5,300	-
Repayments of mortgage loan	(66)	(1,290)
Deferred financing costs	(158)	(1,143)
Dividends paid	(1,101)	(872)
Treasury stock purchased	(1,583)	(352)
Purchase of stock options	(922)	-
Proceeds from stock options exercised	-	15
Excess tax benefit related to stock options purchased	281	-
Net cash (used in)/provided by financing activities	(59,327)	90,484
Net increase/(decrease) in cash	6,282	(1,271)
Effect of exchange rate	(97)	(76)
Cash at beginning of year	1,130	2,477
Cash at end of year	$7,315	$1,130
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$5,561	$4,520
Income taxes	$2,657	$3,388
Non cash financing activities:
Dividend declared but not yet paid	$213	$449
Treasury stock issued on conversion of subordinated debt	-	1,507

See notes to consolidated financial statements